EXHIBIT 99.1

NEWS RELEASE ATKINSON LEAVES VP-EXPLORATION POST AT HECLA

FOR IMMEDIATE RELEASE
October 5, 2005

        COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced the resignation of its Vice President of Exploration and Strategy, Ian Atkinson. Atkinson is leaving to take a position with another mining company.

        Hecla President and Chief Executive Officer, Phillips S. Baker, Jr., said, “While we’re sorry to see Ian go, he is leaving us in a good position to move forward with all of our exploration and development projects. We intend to continue to focus on exploration, because we have some great property positions with many excellent exploration targets for both gold and silver. We will begin a search for a new exploration vice president immediately, but in the meantime we have several extremely competent in-country exploration managers to move our programs forward.”

        Over the past two years, Hecla has increased its focus on exploration on properties held by the company in five world-class mining districts in three different countries. Hecla’s $14 million 2005 exploration budget has returned encouraging results in these mining districts, and the company’s future exploration plans are well defined. Hecla has budgeted an additional $9 million in 2005 for predevelopment funds for the Hollister Block gold exploration project in Nevada.

        Hecla has encountered exploration success in the past year at the Greens Creek and Lucky Friday silver mines in Alaska and Idaho, on the silver/base metal deposit called the Hugh zone in Mexico and on the Block B gold property in Venezuela. Hecla is also driving an exploration decline drift to confirm gold mineralization on the Hollister Block gold property, which is an earn-in to a joint venture with Great Basin Gold.

        Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

        Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, vice president - investor and public relations, 208/769-4144
Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com